Exhibit 3.1

FIFTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

OLD NATIONAL BANCORP

ARTICLE I

Name

The name of the Corporation is Old National Bancorp.

ARTICLE II

Purpose and Powers

Section 1.  Purpose.  The purpose of the Corporation is to engage in any lawful business.

Section 2.  Powers.  The Corporation shall possess, exercise and enjoy all lawful rights, powers and privileges necessary or convenient to carry out its business and affairs.

ARTICLE III

Period of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

Shares of Stock

Section 1. Number.  The total number of shares of capital stock which the Corporation has authority to issue is 302,000,000 shares, all of which shall be divided into two classes of shares to be designated "Common Stock" and "Preferred Stock," respectively, as follows:

300,000,000 shares of Common Stock, without par value; and

    2,000,000 shares of Preferred Stock, without par value.

Section 2.  Terms and Voting Rights of Capital Stock.  A statement of the designations, relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof is as follows:

(A)	Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more additional series.  Such shares of Preferred Stock may be redeemed, purchased or otherwise acquired by the Corporation, subject to any limitation or restriction, if any, as is contained in the express terms of any series, and may be reissued except as otherwise provided by law.

(B)	Common Stock.

Each share of Common Stock shall be equal to every other share of Common Stock, and except as otherwise provided by law or by these Articles of Incorporation (including the provisions authorizing the Board of Directors to bestow voting rights on any series of Preferred Stock), the holders of the outstanding shares of Common Stock shall have and possess the exclusive right to notice of shareholders' meetings and to vote on all matters presented to shareholders and shall be entitled to one vote for each share of Common Stock held of record by them on all matters including elections of directors.

Subject to the rights of any series of Preferred Stock authorized by the Board of Directors as provided by the Articles of Incorporation, the holders of the outstanding shares of Common Stock shall be entitled to dividends as and when declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends.

ARTICLE V

Requirements Prior to Doing Business

The Corporation will not commence business until consideration of the value of at least $1,000 (one thousand dollars) has been received for the issuance of shares.

ARTICLE VI

Director(s)

Section 1.   Number of Directors; Election; Term of Office.

(a)

The number of directors of the Corporation, excluding the directors who may be elected by the holders of any Preferred Stock, shall not be less than seven or more than twenty-five persons, with the exact number of directors to be fixed from time to time by the By-Laws of the Corporation.

(b)

The directors of the Corporation shall be elected by the holders of the shares of capital stock of the Corporation as set forth in these Amended and Restated Articles of Incorporation in effect from time at each annual meeting of shareholders, or at a special meeting of shareholders called for the purpose of electing directors.  At each annual meeting of shareholders beginning with the 2008 annual meeting of shareholders of the Corporation, the Board shall not be classified and the directors shall be elected to hold office until the next annual meeting of the shareholders and until their respective successors have been duly elected and qualified or such director's earlier resignation, death or removal.

Section 2.  Qualifications of Directors.  Directors need not be shareholders of the Corporation.

ARTICLE VII

Incorporator

The name and post office address of the incorporator of the Corporation is:

   Number and

    NameStreet or BuildingCity, State & Zip Code

Robert Carlton420 Main StreetEvansville, Indiana 47708

ARTICLE VIII

Provisions for Regulation of Business

and Conduct of Affairs of Corporation

Section 1.  Meetings of Shareholders.  Meetings of Shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the notices or waivers of notices of such meetings.

Section 2.  Meetings of Directors.  Meetings of Directors of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the notices or waivers of notice of such meetings.

Section 3.  Consideration for Shares.  Shares of stock of the Corporation shall be issued or sold in such manner and for such amount of consideration as may be fixed from time to time by the Board of Directors.

Section 4.  By-Laws of the Corporation.

Any provisions of these By-Laws may be made, altered, amended or repealed by either:

(a)	The Board of Directors by an affirmative vote of not less than a majority vote of the actual number of directors elected and qualified from time to time shall have the power to make, alter, amend or repeal the By-Laws of the Corporation, or
(b)

the affirmative vote of not less than a majority of all votes entitled to be cast by the shareholders on the matter at any meeting of the shareholders, provided that the proposed addition, alteration, amendment, or repeal is contained in the notice of such shareholder meeting.

The Board of Directors may, by resolution adopted by a majority of the actual number of directors elected and qualified, from time to time, designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in the resolution, the Articles of Incorporation, or the By-Laws, may exercise all of the authority of the Board of Directors of the Corporation, including, but not limited to, the authority to issue and sell or approve any contract to issue and sell, securities or shares of the Corporation or designate the terms of a series of a class of securities or shares of the Corporation.  The terms which may be affixed by each such committee include, but are not limited to, the price, dividend rate, and provisions of redemption, a sinking fund, conversion, voting, or preferential rights or other features of securities or class or series of a class of shares.  Each such committee may have full power to adopt a final resolution which sets forth those terms and to authorize a statement of such terms to be filed with the Secretary of State.  However, no such committee has the authority to declare dividends or distributions, amend the Articles of Incorporation or the By-Laws, approve a plan of merger or consolidation even if such plan does not require shareholder approval, reduce earned or capital surplus, authorize or approve the reacquisition of shares unless pursuant to a general formula or method specified by the Board of Directors, or recommend to the shareholders a voluntary dissolution of the Corporation or a revocation thereof.  No member of any such committee shall continue to be a member thereof after he ceases to be a Director of the Corporation.  The calling and holding of meetings of any such committee and its method of procedure shall be determined by the Board of Directors.  A member of the Board of Directors shall not be liable for any action taken by any such committee if he is not a member of that committee and has acted in good faith and in a manner he reasonably believes is in the best interest of the Corporation.

Section 5.  Consent Action by Shareholders.  Any action required by statute to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if, prior to such action, a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such written consent is filed with the minutes of the proceedings of the shareholders.

Section 6.  Consent Action by Directors.  Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if prior to such action a written consent to such action is signed by all members of the Board of Directors or such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

Section 7.  Interest of Directors in Contracts.  Any contract or other transaction between the Corporation or any corporation in which this Corporation owns a majority of the capital stock shall be valid and binding, notwithstanding that the directors or officers of this Corporation are identical or that some or all of the directors or officers, or both, are also directors or officers of such other corporation.

Any contract or other transaction between the Corporation and one or more of its directors or members or employees, or between the Corporation and any firm of which one or more of its directors are members or employees or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are stockholders, members, directors, officers, or employees or in which they are interested, shall be valid for all purposes notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall authorize, approve and ratify such contract or transaction by a vote of a majority of the directors present, such interested director or directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority of such quorum necessary to carry such vote.  This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 8.  Indemnification of Directors, Officers and Employees.  Every person who is or was a director, officer or employee of this Corporation or of any other corporation for which he is or was serving in any capacity at the request of this Corporation shall be indemnified by this Corporation against any and all liability and expense that may be incurred by him in connection with or resulting from or arising out of any claim, action, suit or proceeding, provided that such person is wholly successful with respect thereto or acted in good faith in what he reasonably believed to be in or not opposed to the best interests of this Corporation or such other corporation, as the case may be, and, in addition, in any criminal action or proceeding in which he had no reasonable cause to believe that his conduct was unlawful.  As used herein, "claim, action, suit or proceeding" shall include any claim, action, suit or proceeding (whether brought by or in the right of this Corporation or such other corporation or otherwise), civil, criminal, administrative or investigative, whether actual or threatened or in connection with an appeal relating thereto, in which a director, officer or employee of this Corporation may become involved, as a party or otherwise,

(i)	by reason of his being or having been a director, officer or employee of this Corporation or such other corporation or arising out of his status as such or
(ii)	by reason of any past or future action taken or not taken by him in any such capacity, whether or not he continues to be such at the time such liability or expense is incurred.

The terms “liability” and "expense" shall include, but shall not be limited to, attorneys’ fees and disbursements, amounts of judgments, fines or penalties, and amounts paid in settlement by or on behalf of a director, officer or employee, but shall not in any event include any liability or expenses on account of profits realized by him in the purchase or sale of securities of the Corporation in violation of the law.  The termination of any claim, action, suit or proceeding, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in this paragraph.

Exhibit 3.1

Any such director, officer or employee who has been wholly successful with respect to any such claim, action, suit or proceeding shall be entitled to indemnification as a matter of right.  Except as provided in the preceding sentence, any indemnification hereunder shall be made only if (i) the Board of Directors acting by a quorum consisting of Directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding shall find that the director, officer or employee has met the standards of conduct set forth in the preceding paragraph; or (ii) independent legal counsel shall deliver to the Corporation their written opinion that such director, officer or employee has met such standards of conduct.

If several claims, issues or matters of action are involved, any such person may be entitled to indemnifications as to some matters even though he is not entitled as to other matters.

The Corporation may advance expenses to or, where appropriate, may at its expense undertake the defense of any such director, officer or employee upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification hereunder.

The provisions of this Section shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act during, before or after the adoption hereof.

The rights of indemnification provided hereunder shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as a matter of law and shall inure to the benefit of the heirs, executors and administrators of any such person.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation against any liability asserted against him and incurred by him in any capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section or otherwise.

Section 9.  Distributions Out of Capital Surplus.  The Board of Directors of the Corporation may from time to time distribute to its shareholders out of the capital surplus of the Corporation a portion of its assets, in cash or property, without the assent or vote of the shareholders, provided that with respect to such a distribution the requirements of the Indiana General Corporation Act other than shareholder approval are satisfied.

Section 10.  Powers of Directors.  In addition to the powers and the authority granted by these Articles or by statute expressly conferred, the Board of Directors of the Corporation is hereby authorized to exercise all powers and to do all acts and things as may be exercised or done under the laws of the State of Indiana by a corporation organized and existing under the provisions of The Indiana General Corporation Act and not specifically prohibited or limited by these Articles.

Section 11.  Voting Rights on Business Combinations.  The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of the common stock of the Corporation shall be required to approve any business combination (as hereinafter defined)

which is not approved and recommended by the vote of two-thirds (2/3) of the entire Board of Directors of the Corporation.  All other business combinations will require the affirmative vote of a majority of the outstanding shares of common stock of the Corporation.  This Section 11 of Article VIII shall not be altered, amended or repealed except by the affirmative vote of the holders of not less than 80% of the outstanding shares of common stock of the Corporation, given at a shareholders' meeting duly called for that purpose, on a proposal adopted and recommended by the vote of two-thirds (2/3) of the entire Board of Directors of the Corporation.

A "business combination" as utilized herein and in Sections 12 and 13 shall include:

(i)	Any merger or consolidation of the Corporation with or into any other corporation.

(ii)	Any sale, lease, exchange, or other disposition of any material part of the assets of the Corporation or any subsidiary thereof to or with any other corporation, person, or other entity, or

(iii)	any liquidation or dissolution of the Corporation or any material subsidiary thereof or adoption of any plan with respect thereto.

Section 12.  Consideration of Non-Financial Factors.  In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating a business combination (as defined in Section 11) or a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant:

(i)

The social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located;

(ii)

The business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and

(iii)	The competence, experience, and integrity of the acquiring person or persons and its or their management.

This Section 12 of Article VIII shall not be altered, amended or repealed except by the affirmative vote of the holders of not less than an eighty percent (80%) of the outstanding common stock of the Corporation, given at a shareholders' meeting duly called for that purpose, upon a proposal adopted by the vote of two-thirds (2/3) of the entire Board of Directors of the Corporation.

Section 13.  Acquisition of Additional Shares by Certain Shareholders.  Any person,

whether an individual, partnership, corporation, group, or otherwise, who, separately or in association with one or more persons, acquired 15% of the then outstanding common stock of the Corporation, in connection with any further, direct or indirect acquisition in connection with a tender or exchange offer, open market purchase or business combination, is required to offer and pay for such additional shares a consideration which is at least equal to the highest percent over market value paid to acquire shares of the Corporation’s common stock then held by such person or his associates.  Any purchase of shares of common stock made in derivation of this Section 13 of Article VIII shall be null and void.

This Section 13 of Article VIII shall not be altered, amended or repealed except by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding common stock of the Corporation, given at a shareholders’ meeting duly called for that purpose, upon a proposal adopted by the vote of two-thirds (2/3) of the entire Board of Directors of the Corporation.